Exhibit 99.1

NKGen Biotech Chairman & CEO Paul Y. Song, M.D., Personally Invests $2.65 Million Cash to Accelerate Phase 2 Clinical Trial and Fulfill Financial Reporting Obligations

New funding from Dr. Song augments $3.0 million in funding advances from AlpineBrook Capital in 2025 above and beyond the $5.5 million proceeds and additional $4 million commitments in previously-disclosed AlpineBrook convertible notes.

AlpineBrook reaffirms total commitment to provide over $16 million for NKGen’s acquisition of a majority stake in NKMax Co., Ltd., securing Asian IP rights and enabling commercial operations in Asian markets where NKGen’s Alzheimer’s drug candidate, troculeucel, is already permitted.

SANTA ANA, Calif., May 8, 2025 – NKGen Biotech, Inc. (OTC: NKGN) (“NKGen” or the “Company”), a clinical-stage biotechnology company focused on the development and commercialization of innovative autologous and allogeneic natural killer (“NK”) cell therapeutics, today announced that its Chairman & Chief Executive Officer, Paul Y. Song, M.D., has invested $2.65 million cash, derived from the recent successful sale of another biotech business Dr. Song co-founded, in an effort to accelerate the Company’s Phase 2 clinical trial for Alzheimer’s Disease, reduce Company payables and cover additional general working capital and public company compliance-related expenses.

Dr. Song’s investment was made in the form of shares of the Company’s common stock and warrants, as described in the Company’s Form 8-K filed with the Securities and Exchange Commission on May 8, 2025. This injection of capital, the Company’s ramping up of its Phase 2 trial, and satisfaction of public company reporting requirements are all critical to position the Company for long-term success.

“The substantial funding from AlpineBrook to date, as well as the tireless dedication and new investment from Paul, demonstrates the confidence and deep belief of Paul and our partners in the future of NKGen,” said James Graf, NKGen’s Interim Chief Financial Officer. “Paul’s personal financial commitment is a testament to the passion and commitment of the Company’s leadership and staff, the tremendous potential of its NK cell therapy, and the alignment between the interests of NKGen’s management team and investors. This new funding comes at a pivotal time for the Company, which has faced operational challenges due to limited financial resources. With this new capital, NKGen is now able to ramp up the third parties required to fulfill our financial reporting obligations in the coming months.”

“I am fully committed to the future of NKGen and have an unwavering belief in the tremendous value that our NK cell therapy can provide to patients,” said Chairman & CEO, Paul Y. Song, M.D. “I was very fortunate to monetize shares of Fuse Biotherapeutics, Inc., which I co-founded and served as CEO before returning to NKGen, in its recent sale, and did not hesitate to immediately use those proceeds to support NKGen. This investment is a personal and professional decision that reflects my confidence in the company’s vision, its team, and our long-term growth prospects. NKGen remains focused on achieving its strategic objectives and continuing to deliver value to its patients, employees and shareholders.”

NKGen also announced today that AlpineBrook Capital GP I Limited (“AlpineBrook”) has previously provided approximately $3 million in additional funding advances to date to support the Company’s core operations and obligations. This is in addition to the previous funding disclosed in connection with the AlpineBrook convertible notes from December 31, 2024, and March 10, 2025. The AlpineBrook advances are secured by personal guarantees from Dr. Song and Interim Chief Financial Officer, James Graf, but are not yet direct obligations of the Company. Final terms for these funding arrangements will be finalized and disclosed in due course.

About NKGen Biotech

NKGen is a clinical-stage biotechnology company focused on the development and commercialization of innovative autologous and allogeneic NK cell therapeutics. NKGen is headquartered in Santa Ana, California, USA. For more information, please visit www.nkgenbiotech.com.

Forward-Looking Statements

Statements contained in this press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”, “continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Because such statements are subject to risks and uncertainties, many of which are outside of the Company’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s plans and expected timing for developing troculeucel and SNK02, including the expected timing of completing and announcing further results from its ongoing clinical studies; and the Company’s expected timing for developing its product candidates and potential benefits of its product candidates. Risks that contribute to the uncertain nature of the forward-looking statements include: the Company’s ability to execute its plans and strategies; risks related to performing clinical studies; the risk that initial and interim results of a clinical study do not necessarily predict final results and that one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data, and as more patient data become available; potential delays in the commencement, enrollment and completion of clinical studies and the reporting of data therefrom; the risk that studies will not be completed as planned; the risk that the abstract will not be published as planned including delays in timing, format, or accessibility; and NKGen’s ability to raise additional funding to complete the development of its product candidates. These and other risks and uncertainties are described more fully under the caption “Risk Factors” and elsewhere in the Company’s filings and reports, which may be accessed for free by visiting the Securities and Exchange Commission’s website at www.sec.gov and on the Company’s website under the subheading “Investors—Financial and Filings”. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Internal Contact:

Denise Chua, MBA, CLS, MLS (ASCP)
SVP, Corporate Affairs
949-396-6830
dchua@nkgenbiotech.com

External Contact:

Kevin Gardner
Managing Director
LifeSci Advisors, LLC
kgardner@lifesciadvisors.com